Exhibit (a)(1)(F)
MKS INSTRUMENTS, INC.
FORM OF REMINDER E-MAIL TO ELIGIBLE EMPLOYEES
Participate in your company’s
stock option exchange program
Dear [[FIRST:REQUIRED,CONVERT_CASE(“FIRSTNAME”)]] [[LAST:
REQUIRED,CONVERT_CASE(“LASTNAME”)]],
Per the previous communication, this is a reminder that you have the opportunity to participate in the MKS Instruments, Inc. Stock Option Exchange Program.
To participate or learn more about the program, please click on https:// mks.optionelection.com. For U.S. employees, your user name is the last four digits of your social security number. For employees outside the U.S., your user name is the last four digits of your employee ID number. Your initial password is the first four letters of your last name, all uppercase, excluding spaces or characters.
You have until August 28, 2009 (unless MKS extends the exchange offer), to decide whether you would like to participate.
More details about the MKS Stock Option Exchange Program and frequently asked questions about the Program can be found on https://mks. optionelection.com and in the offer materials contained in the link above.
Sincerely,
Leo Berlinghieri,
Chief Executive Officer and President
Quick Links
• The Exchange Program